Exhibit 2.1

ASSET CONTRIBUTION AGREEMENT

BY AND AMONG

MULTICELL TECHNOLOGIES, INC.

ASTRAL THERAPEUTICS, INC.,

ALLIANCE PHARMACEUTICAL CORP.,

AND

ASTRAL, INC.

Dated as of September 7, 2005

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EXHIBITS
Exhibit A	Form of Guaranty Agreement
Exhibit B	At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement of Transferee
Exhibit C	Form of Series A Preferred Stock Purchase Agreement of Transferee, including Exhibits thereto

SCHEDULES
Schedule 2.1(b)(i)	Assumed Contracts
Schedule 2.1(c)(ix)	Additional Excluded Assets
Schedule 2.2(b)(ii)	Liabilities Arising Prior to the Closing under the Assumed Contracts
Schedule 2.2(b)(iv)	Liabilities Related to the Contributed Assets Arising Prior to the Closing Date
Schedule 2.2(b)(v)	Liabilities for Hired Employees
Schedule 6.1(e)	Required Consents, Waivers and Releases

-ii-

ASSET CONTRIBUTION AGREEMENT

          This ASSET CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of September 7, 2005, by and among MultiCell Technologies, Inc., a Delaware corporation ("MultiCell"), Astral Therapeutics, Inc., a Delaware corporation and wholly owned subsidiary of MultiCell ("Transferee"), Alliance Pharmaceutical Corp., a New York corporation ("Alliance"), and Astral, Inc. a Delaware corporation and wholly owned subsidiary of Alliance ("Astral," and together with Alliance, the "Transferors"). MultiCell, Transferee, and Transferors are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS
A.

Transferors desire to transfer, assign and convey to Transferee (as a capital contribution to Transferee), and Transferee desires to acquire from Transferors, on the terms and subject to the conditions set forth herein, certain of the assets of Transferors described herein, and Transferors desire Transferee to assume (with MultiCell guaranteeing such assumption) certain of Astral's liabilities, which Transferee would agree to assume on the terms and subject to the conditions set forth herein.

B.

The Board of Directors of each of MultiCell, Transferee, Alliance and Astral believes it is in the best interests of its respective corporation and stockholders that the transactions contemplated hereby be consummated and, in furtherance thereof, has approved this Agreement and the transactions contemplated hereby.

C.	Each of Alliance, as the sole stockholder of Astral, and MultiCell, as the sole stockholder of Transferee, has approved this Agreement and the transactions contemplated hereby.
D.	MultiCell, Transferee, and each Transferor desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.
E.

It is intended that the sale, transfer, assignment and contribution of assets to Transferee and the assumption of the Assumed Liabilities by MultiCell and Transferee, and the issuance of shares of Transferee Capital Stock to each of Transferors and MultiCell, are each intended to be reported pursuant to Section 351 of the Code (and any comparable provisions of applicable state or local tax laws).

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the Parties agree as follows:

ARTICLE I

DEFINITIONS
1.1

Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

	(a)	"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.
	(b)	"Astral Capital Stock" means Astral Common Stock.
	(c)	"Astral Common Stock" means Common Stock of Astral, $0.01 par value per share.
	(d)	"Assumed Contracts" shall have the meaning ascribed to the term in Section 2.1(b).
	(e)	"Business" shall mean the business of the Transferors or their respective Affiliates conducted or currently proposed to be conducted under the name Astral.
	(f)	"Code" shall mean the Internal Revenue Code of 1986, as amended.
	(g)	"Contributed Assets" shall have the meaning ascribed to the term in Section 2.1(b).
	(h)	"Disposal Site" is a landfill, disposal agent, waste hauler or recycler of Hazardous Materials.
(i)

"Environmental Permit" is any approval, permit, license, clearance or consent required to be obtained from any private person or any Governmental Authority with respect to a Hazardous Materials Activity which is or was conducted by any Transferor.

	(j)	"Excluded Assets" shall have the meaning ascribed to the term in Section 2.1(c).
	(k)	"Governmental Body" means any:
		(i)	nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;
		(ii)	federal, provincial, state, local, municipal, foreign, or other government;
		(iii)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
		(iv)	multi-national organization or body; or
		(v)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
(l)

"Hazardous Material" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

(m)

"Hazardous Materials Activity" is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

(n)

"Intellectual Property Rights" means any or all of the following and all rights in, arising out of, or associated therewith: (i) (A) all United States, international or foreign patent, utility model, design registration, certificate of invention, patent of addition or substitution, or other governmental grant for the protection of inventions or industrial designs anywhere in the world, including any reissue, renewal, re-examination or extension thereof; and (B) any application for any of the foregoing, including any international, provisional, divisional, continuation, continuation-in-part, or continued prosecution application ("Patents"); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations, or any application therefor, in the U.S. or any foreign country, and renewals, extensions, reversions or restorations associated with such copyrights, and any other right corresponding thereto throughout the world, including moral rights ("Copyrights"); (iv) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (vii) all trade names, brand names, logos, common law trademarks, trade dress rights and service marks, and registrations and applications for any of the foregoing, and all goodwill associated therewith throughout the world ("Trademarks"); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights.

(o)

"Lien" means any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title, license or other encumbrance of any sort, other than (a) mechanic's, materialmen's, and similar liens with respect to any amounts not yet due and payable, and (b) liens for taxes not yet due and payable.

	(p)	"MultiCell SEC Reports" shall mean MultiCell's Annual Report on Form 10-KSB for the year ended November 30, 2004, and Quarterly Report on Form 10-QSB for the quarterly period ended May 31, 2005.
(q)

"Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

(r)

"Registered Intellectual Property Rights" means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; and (iv) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

	(s)	"Representatives" means, with respect to a Person, that Person's officers, directors, employees, accountants, counsel, investment bankers, financial advisors, agents and other representatives.
(t)

"Technology" shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable and whether or not reduced to practice), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, discoveries, processes, formulas, and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) World Wide Web addresses, domain names and sites; (vii) tools, methods and processes; and (viii) biological and other materials owned by or in the possession of Astral, and (ix) all copies and instantiations of the foregoing in any form and embodied in any media.

	(u)	"Transferee Common Stock" means Common Stock of Transferee, $0.001 par value per share.
(v)

"Transferee Material Adverse Effect" shall mean any adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of MultiCell or any of its subsidiaries, which is material to MultiCell and its subsidiaries, taken as a whole.

	(w)	"Transferee Shares" means 490,000 shares of Transferee Common Stock.
(x)

"Transferor Intellectual Property" means any and all Technology and any and all Intellectual Property Rights, including Transferor Registered Intellectual Property Rights (as defined in Section 3.11(a) below), that is or are owned (in whole or in part) by or licensed to either Transferor and is necessary for the conduct of, or primarily used in, the Business, or for which Astral has directly or indirectly obtained a covenant not to be sued.

(y)

"Transferor Material Adverse Effect" shall mean any adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of Alliance or any of its subsidiaries (including Astral), the Business, or the Contributed Assets, which is material to Alliance or any of its subsidiaries, taken as a whole, or the Business, or the Contributed Assets.

ARTICLE II

CONTRIBUTION OF ASSETS
2.1	Contribution of Assets.
(a)

Contribution. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 2.6(a) hereof), Transferee shall accept and acquire from Transferors, and Transferors shall irrevocably convey, transfer, assign and deliver to Transferee, the Contributed Assets (as defined in Section 2.1(b) hereof), free and clear of any and all Liens.

(b)

Definition of Contributed Assets. For all purposes of and under this Agreement, the term "Contributed Assets" shall mean, refer to and include all of each Transferor's right, title and interest in and to all tangible and intangible assets, properties and rights which are owned, used or held (directly or indirectly) for use by either Transferor to the extent owned, used or held for use by either Transferor as of the Closing (but specifically excluding the Excluded Assets (as defined in Section 2.1(c) hereof)) primarily in connection with or relating directly to the Business, including, without limitation, the following:

		(i)	all rights and benefits under each of the contracts, commitments and other agreements expressly listed or described on Schedule 2.1(b)(i) (collectively, "Assumed Contracts");
(ii)

all operating data and original records (including computer files and electronic media), including without limitation, books (other than corporate minute and stock record books), records and accounts, correspondence, research and development files, drug master files, regulatory support files, production records, technical, accounting, manufacturing, quality control and procedural files and manuals, customer and vendor lists, customer complaint files, sales and marketing literature, purchase orders and invoices and employment records;

		(iii)	original sets of all lab notebooks (or copies if required), manufacturing procedures, equipment calibration settings and other technical information;
		(iv)	all Transferor Intellectual Property;
		(v)	the current telephone number and facsimile numbers used in the Business and all rights to the Internet website address used in the Business;
(vi)

all rights, claims, warranty rights or other similar rights of Transferors, with respect to the Contributed Assets, whether known, unknown, matured or unmatured, accrued or contingent, against third parties, including under express or implied warranties from suppliers and claims existing at the time of the closing under insurance policies for damage to Contributed Assets;

(vii)

all transferable rights with respect to unemployment and other similar insurance reserves relating to any employees of Astral transferring to Transferee or one of its Affiliates in connection with the Agreement and transactions contemplated hereby;

		(viii)	all transferable governmental permits related to the Business; and
(ix)

all other assets, properties, claims, rights and interests of Transferors which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed, wherever located, which relate primarily to or are used or held for use primarily in connection with the Business, other than any Excluded Assets (as defined below).

(c)

Definition of Excluded Assets. Notwithstanding anything to the contrary set forth in this Section 2.1 or elsewhere in this Agreement, the term "Contributed Assets" shall not mean, refer to or include the following (collectively, the "Excluded Assets") to the extent owned, used or held for use by Transferors or any of their Affiliates as of the Closing:

		(i)	the employee benefit plans of Transferors;
		(ii)	any contracts, commitments and other agreements to which any of the Transferors is a party or by which any Transferor is bound not expressly assumed in Section 2.1(b) above;
(iii)

the corporate charter and bylaws, qualifications to transact business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Astral as a corporation;

		(iv)	all cash and cash equivalents in Astral's or Alliance's accounts as of the Closing;
		(v)	all refunds of Taxes (as defined below) of Transferors;
(vi)

all claims, actions, deposits, prepayments, refunds, causes of action, rights of recovery, warranty rights, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to Taxes) relating to the Excluded Assets or the Excluded Liabilities;

(vii)

all rights of Transferors under this Agreement, any agreement, certificate, instrument or other document executed and delivered by Transferors, Transferee or MultiCell in connection with the transactions contemplated hereby, or any side agreement between Transferors, Transferee and MultiCell entered into on or after the date hereof;

(viii)

all books and records of Transferors which relate to the Taxes or Excluded Assets; provided, however, Transferors agree that it shall provide Transferee and MultiCell with copies of, or reasonable access to, such books and records to the extent that any such books and records relate to any of the Contributed Assets or Assumed Liabilities; and

		(ix)	all assets expressly listed or described on Schedule 2.1(c)(ix) hereto.
2.2	Assumption of Liabilities.
(a)

Assumption. Upon the terms and subject to the conditions set forth herein, at the Closing, Transferee shall irrevocably assume from Transferors, and Transferors shall irrevocably convey, transfer and assign to Transferee, all of the Assumed Liabilities (as defined in Section 2.2(b) hereof). Transferee shall not assume any liabilities of Transferor pursuant hereto, other than the Assumed Liabilities. MultiCell shall guarantee the obligations of Transferee in connection with the assumption by Transferee of the Assumed Liabilities pursuant to the Guaranty Agreement attached hereto as Exhibit A.

(b)

Definition of Assumed Liabilities. For all purposes of and under this Agreement, the term "Assumed Liabilities" shall mean, refer to and include the following liabilities of each Transferor, as the case may be (but specifically excluding the Excluded Liabilities (as defined in Section 2.2(c) hereof)):

(i)

all obligations, duties and liabilities of Transferors continuing after the Closing under the Assumed Contracts which become due and payable or are required to be performed after the Closing Date, except to the extent arising from any breach or default occurring prior to the Closing Date;

		(ii)	all obligations, duties and liabilities of Transferors arising prior to the Closing under the Assumed Contracts expressly listed or described on Schedule 2.2(b)(ii);
		(iii)	all liabilities related to the Contributed Assets to the extent arising from or related to any facts or circumstances occurring after the Closing Date;
		(iv)	all liabilities related to the Contributed Assets to the extent arising prior to the Closing Date expressly listed or described on Schedule 2.2(b)(iv);
		(v)	all liabilities owed by Astral or Alliance to Stephen Chang, Ph.D, Dan Smith and Bill Phillips (the "Hired Employees") expressly listed or described on Schedule 2.2(b)(v).
(c)

Definition of Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, the term "Assumed Liabilities" shall not mean, refer to or include the following (collectively, "Excluded Liabilities"):

		(i)	all obligations and liabilities of Transferors under this Agreement or any other certificate, instrument or other agreement entered into in connection with the transactions contemplated hereby;
		(ii)	any liability of Transferors for Taxes, including any liability arising from the operation of the Business on or prior to the Closing Date and any Transfer Taxes (as defined below);
(iii)

all accounting, consulting, finders, investment banking, legal and similar fees and expenses incurred by Transferors in connection with the negotiation of the Agreement, and the consummation of the transactions contemplated hereby and thereby;

		(iv)	any liabilities or obligations of Transferors under any contracts, commitments, arrangements or agreements other than the Assumed Contracts;
(v)

any infringement or alleged infringement of any Intellectual Property Rights of any other Person, including but not limited to the Transferor Intellectual Property, arising out of any action of Transferors on or prior to the Closing Date or any misappropriation or misuse of any Technology or any other right of another Person arising out of any action of Transferors on or prior to Closing Date;

(vi)

any liability of Transferors arising by reason of any violation or alleged violation of any judgment, order, decree, statute, law, rule of common law, code and regulations to the extent such liability results from or arises out of events, facts or circumstances occurring or existing on or prior to the Closing Date;

(vii)

any liability of Transferors relating to any proceeding commenced or made by or on behalf of an employee or former employee of Transferors arising out of or in connection with Transferors' conduct prior to the Closing Date or relating to any employee benefit plan or employment practices of Transferors prior to the Closing Date; and

		(viii)	all obligations and liabilities, whether absolute or contingent, other than Assumed Liabilities.
2.3

Consideration for Contributed Assets. On the terms and subject to the conditions set forth in this Agreement, the consideration for the Contributed Assets shall be Transferee's issuance to Alliance of the Transferee Shares. At the Closing, Transferee will deliver to Alliance a stock certificate registered in Alliance's name representing the Transferee Shares, it being acknowledged and agreed that the issuance of the Transferee Shares to Alliance pursuant to this Agreement, when taken together with MultiCell's purchase of Transferee's Series A Preferred Stock, is intended to qualify as an issuance of shares which is described in Section 351 of the Code (and any comparable provisions of applicable state or local tax laws), and each of the Parties agrees to report and treat the transactions described in this Agreement consistently therewith. The Parties acknowledge that the portion of the Transferee Shares being delivered in respect of the Contributed Assets transferred by Astral are being delivered to Alliance at the direction of Alliance and Astral.

2.4

Sales and Use Taxes. Transferors shall bear and pay any and all Taxes arising out of the transfer of the Contributed Assets to Transferee (the "Transfer Taxes"). To extent permitted by applicable law, Transferee shall cooperate with Transferors and use its commercially reasonable efforts to minimize such Transfer Taxes.

2.5

Bulk Transfer Laws. Transferee and Transferors shall waive, to the fullest extent permitted by applicable law, any and all bulk transfer or similar laws that may apply to the transactions contemplated by this Agreement.

2.6	Closing.
(a)

Closing Place, Time and Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 12235 El Camino Real, Suite 200, San Diego, California, at 11:00 a.m. on the date hereof, or at such other place and such other time and/or date as the Parties hereto shall mutually agree (the actual date on which the Closing shall occur being referred to herein as the "Closing Date").

	(b)	Closing Deliveries.
(i)

At the Closing, unless otherwise provided, Transferee shall deliver, or cause to be delivered, to Transferors, as applicable, the following, dated as of the Closing Date and executed for and on behalf of Transferee by a duly authorized officer thereof:

(1) a certificate representing the Transferee Shares;
(2) one or more instruments of assignment and assumption, in customary form and substance reasonably satisfactory to Transferee and Transferors and their respective counsel;
(3)

any and all other instruments, certificates and agreements contemplated by Article VI hereof or as Transferors may reasonably request in order to effectively make Transferee responsible for all Assumed Liabilities pursuant hereto to the fullest extent permitted by applicable law.

(ii)

At the Closing, Transferors shall deliver, or cause to be delivered, to Transferee and MultiCell the following, dated as of the Closing Date and executed for and on behalf of the applicable Transferor by duly authorized officers thereof:

(1) a bill of sale, in customary form and substance reasonably satisfactory to Transferee and Transferors and their respective counsel;
(2) one or more instruments of assignment and assumption, in customary form and substance reasonably satisfactory to Transferee and Transferors and their respective counsel;
(3) an instrument of assignment of Patents, in customary form and substance reasonably satisfactory to Transferee and Transferors and their respective counsel;
(4)

any and all other instruments, certificates and agreements contemplated by Article VI hereof or as Transferee or MultiCell may reasonably request in order to effectively transfer to Transferee all of the Contributed Assets pursuant hereto to the fullest extent permitted by applicable law.

2.7

Nontransferable Assets. To the extent that any Contributed Asset or Assumed Liability to be contributed, conveyed, assigned, transferred, delivered or assumed to or by Transferee pursuant hereto, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being contributed, conveyed, assigned, transferred or delivered without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), or if such contribution, conveyance, assignment, transfer or delivery or attempted contribution, conveyance, assignment, transfer or delivery would constitute a breach or termination right thereof or a violation of any law, decree, order, regulation or other governmental edict, except as expressly otherwise provided herein, this Agreement shall not constitute a contribution, conveyance, assignment, transfer or delivery thereof, or an attempted contribution, conveyance, assignment, transfer or delivery thereof absent such approvals, consents or waivers. If any such approval, consent or waiver shall not be obtained, or if an attempted assignment of any such Contributed Asset or the assumption of any Assumed Liability by Transferee would be ineffective so that Transferee would not in fact receive all such Contributed Assets or assume all such Assumed Liabilities pursuant hereto, Transferors and Transferee shall cooperate in a mutually agreeable arrangement under which Transferee would obtain the benefits and assume the obligations of such Contributed Assets and Assumed Liabilities in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Transferee, or under which Transferors, at Transferee's expense, would enforce for the benefit of Transferee, with Transferee assuming all of Transferors' obligations thereunder, any and all rights of Transferors against a third party thereto.

2.8

Taking of Necessary Action; Further Action. From time to time after the Closing Date, at the request of either Party hereto and at the expense of such Party, the Parties hereto shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Transferee may reasonably determine is necessary to transfer, convey and assign to Transferee, and to confirm Transferee's title to or interest in the Contributed Assets, to put Transferee in actual possession and operating control thereof and to assist Transferee in exercising all rights with respect thereto. Transferors hereby constitute and appoint Transferee and its successors and assigns as their true and lawful attorney in fact with respect to the Contributed Assets, with full power of substitution, in the name and stead of Transferors but on behalf of and for the benefit of the Transferee and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of Transferors or otherwise, for the benefit of the Transferee or its successors and assigns, proceedings at law, in equity, or otherwise, which the Transferee or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Contributed Assets and to do all acts and things in relation to the Contributed Assets which the Transferee or its successors or assigns reasonably deem desirable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TRANSFERORS

          Subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section numbers) supplied by Transferors to MultiCell and Transferee (the "Transferors' Disclosure Letter"), each of Alliance and Astral, jointly and severally, hereby represents and warrants to MultiCell and Transferee that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing ); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

3.1

Organization, Qualification, and Corporate Power. Each Transferor is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation. Each Transferor is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Transferor Material Adverse Effect on such Transferor. There is no state other than California in which any Transferor owns any property or in which it has any employees, offices or operations. Each Transferor has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The operations now being conducted by Astral have not been conducted under any other name since Astral's inception. The copies of Astral's Certificate of Incorporation, Bylaws and minute books which have been delivered to MultiCell and Transferee are true, correct and complete as of the date hereof and shall be as of the Closing.

3.2

Authorization. Each Transferor has full power and authority to execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto (the "Ancillary Agreements") to which it is a party, and, subject to receipt of the requisite approval of its stockholder, if applicable, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of such Transferor are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Transferor is a party except the approval of Alliance's lender committee. This Agreement and the Ancillary Agreements to which each Transferor is a party and the transactions contemplated hereby and thereby have been approved by the unanimous vote of each Transferor's Board of Directors. This Agreement and the Ancillary Agreements to which each Transferor is a party constitute the valid and legally binding obligations of such Transferor, enforceable against such Transferor in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3	Capitalization.
(a)

Capital Stock. The entire authorized capital stock of Astral consists of 5,000,000 shares of Common Stock, 10,000 of which are issued and outstanding, and 2,000,000 shares of Preferred Stock, 90,000 of which are issued and outstanding. All such issued and outstanding shares are held by Alliance. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, non-assessable and were not issued in violation of any preemptive rights, rights of first refusal, or any similar rights. None of the issued and outstanding shares of Astral capital stock are subject to any preemptive rights, rights of first refusal, or any similar rights. All of the outstanding shares of Astral capital stock have been offered, issued and sold by Astral in compliance with applicable federal and state securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of Astral.

(b)

Options, Rights or Other Agreements. Astral has not adopted or maintained, and Astral is not obligated under, any stock option plan or other plan providing for equity compensation of any person. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Astral is a party or by which it is bound obligating Astral to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Astral or obligating Astral to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Astral. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Astral.

3.4

Subsidiaries. Astral does not have, and never has had, any subsidiaries and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. In addition, there are no corporations, partnerships, associations, joint ventures or other business entities controlled by, directly or indirectly, any party that may be deemed to control Astral, other than Alliance.

3.5

No Conflicts. Neither the execution and the delivery of this Agreement and the Ancillary Agreements by any Transferor nor the consummation of the transactions contemplated hereby and thereby will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Transferor is subject, (B) violate or conflict with any provision of the Certificate of Incorporation or bylaws of any Transferor, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which any Transferor is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of their respective assets) other than in the cases of clauses (A) or (C) which would not in the aggregate have a Transferor Material Adverse Effect or adversely effect the ability of either Transferor to consummate the transactions contemplated hereby.

3.6

Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with any Transferor, is required by or with respect to any Transferor in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (ii) any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the approval and consent of Alliance's lender committee, (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings in which the failure to obtain would not adversely affect the ability of either Transferor to consummate the transactions contemplated hereby.

3.7

Undisclosed Liabilities. Except as set forth on Section 3.7 of the Transferors' Disclosure Letter, Transferors have no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) (the "Transferor Liabilities"), except for that which individually or in the aggregate (i) is reflected on the balance sheet of Alliance as set forth in Alliance's Quarterly Report on Form 10-QSB for the period ended March 31, 2005 or (ii) has arisen after March 31, 2005 in the ordinary course of business. Section 3.7 of the Transferors' Disclosure Letter further sets forth all such Transferor Liabilities that relate to the Business as of the Closing.

3.8

Legal Compliance. Except as set forth on Section 3.8 of the Transferors' Disclosure Letter, Transferors are in compliance in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry is pending, or to the knowledge of Transferors, is threatened against either Transferor by any governmental body alleging any failure to so comply, except to the extent that it would not have a Transferor Material Adverse Effect. Transferors have all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of the Business as currently conducted or as currently proposed to be conducted.

3.9	Tax Matters.
(a)

For purposes of this Agreement, (i) "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)

To the extent that failure to do so would adversely impact the Contributed Assets or Transferee's ownership of the Contributed Assets, each Transferor (a) has timely paid all Taxes it is required to pay and (b) has timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Contributed Assets and such Returns are true and correct and completed in accordance with applicable law.

(c)

Astral has timely paid or withheld with respect to its employees and other third parties (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(d)

No Transferor knows of any basis for the assertion of any claim for any liabilities for unpaid Taxes for which Transferee would become liable as a result of the transactions contemplated by this Agreement or that would result in any Lien on any of the Contributed Assets.

	(e)	There are no Liens with respect to any Taxes upon any of the Contributed Assets, other than with respect to Taxes not yet due and payable.
(f)

To the extent applicable to the Contributed Assets or Transferee's ownership of the Contributed Assets, no Transferor has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against any Transferor, nor has any Transferor executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(g)

To the extent applicable to the Contributed Assets or Transferee's ownership of the Contributed Assets, (i) no audit or other examination of any Return of any Transferor is presently in progress, nor has any Transferor been notified of any request for such an audit or other examination; (ii) no adjustment relating to any Return filed by any Transferor has been proposed formally or, to the knowledge of any Transferor, informally by any tax authority to any Transferor or any representative thereof; and (iii) no claim has ever been made by an authority in a jurisdiction where any Transferor does not file Returns that it is or may be subject to taxation by that jurisdiction.

	(h)	None of the Contributed Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code.
3.10	Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.
(a)

Astral owns no real property nor has Astral ever owned any real property. All current leases of Astral are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of a Transferor and, to the knowledge of the Transferors, on the part of any other party thereto.

(b)

Except as set forth in Section 3.10(b) of the Transferor Disclosure Letter, Astral has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except such imperfections of title and encumbrances, if any, which do not detract from the value in any material respect or interfere with the present use of the property subject thereto or affected thereby.

(c)

Section 3.10(c) of Transferor Disclosure Letter lists each material item of equipment with a value of $5,000 or more (the "Equipment") owned or leased by Transferors and used primarily in connection with the Business, and such Equipment is (i) adequate for the conduct of the Business as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

3.11	Intellectual Property.
(a)

Section 3.11(a) of Transferors' Disclosure Letter lists all rights to Transferor Intellectual Property, including but not limited to, Registered Intellectual Property Rights within the Transferor Intellectual Property owned by, filed in the name of, or applied for, by Transferors (the "Transferor Registered Intellectual Property Rights") and lists any proceedings or actions (other than ordinary prosecution activities related to pending patent applications listed in Transferors' Disclosure Letter) before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of Transferor Registered Intellectual Property Rights or Transferor Intellectual Property.

(b)

All necessary registration, maintenance and renewal fees in connection with such Transferor Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Transferor Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. Except as set forth on Section 3.11(b) of the Transferors' Disclosure Letter, there are no actions that must be taken by any Transferor within sixty (60) days after the Closing Date, including the payment of any registration, maintenance or renewal fees, or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. In each case in which Astral has acquired or been assigned any Technology or Intellectual Property Right from any person, Astral has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to such Transferor. Except as set forth on Section 3.11(b) of the Transferor Disclosure Letter, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Astral has recorded each such assignment with the relevant Governmental Body, including the PTO, the U.S. Copyright Office, or their equivalents in any relevant foreign jurisdiction, as the case may be. Except as set forth on Section 3.11(b) of the Transferors' Disclosure Letter, no Transferor has claimed a particular status, including, "Small Business Status", in the application for any Intellectual Property Rights, which claim of status was at the time made, or which has since become, inaccurate or false.

(c)

Except as set forth Section 3.11(c) of the Transferors' Disclosure Letter, no Transferor has knowledge of any information, materials, facts or circumstances that would constitute inequitable conduct, fraud or misrepresentation with respect to any patent application included within the Transferor Intellectual Property. No Transferor has received from any third party a communication alleging that any Transferor Intellectual Property is invalid or unenforceable in whole or part. No Transferor has received notice that any of the Transferor Intellectual Property has been adjudged invalid or unenforceable in whole or part. To the knowledge of Transferors, the Transferor Intellectual Property has not been adjudged invalid or unenforceable in whole or part.

(d)

Each item of Transferor Intellectual Property is free and clear of any Liens (i) except as set forth in Section 3.11(d) of the Transferors' Disclosure Letter and (2) except for non-exclusive licenses granted to end-user customers in the ordinary course of business pursuant to end-user agreements in substantially the form of end-user agreement attached as Section 3.11(d) to Transferors' Disclosure Letter. Except as set forth in Section 3.11(d) of the Transferors' Disclosure Letter, Transferors are the exclusive owner or exclusive licensee of all Transferor Intellectual Property. Without limiting the foregoing, to the extent that any Patents would otherwise be infringed by any product or services of Astral, such Patents constitute Transferor Intellectual Property. Astral does not own any Trademarks or Copyrights.

(e)

Except as set forth in Section 3.11(e) of the Transferors' Disclosure Letter, no biological or other material necessary for or used in the conduct of Astral's business as currently conducted, or as contemplated to be conducted by Transferors, is subject to any material transfer agreement or other agreement restricting, limiting or prohibiting the use, transfer, disclosure or commercial exploitation of such biological or other materials, or of any progeny, derivatives, modifications or improvements thereof.

(f)

Except as set forth in Section 3.11(f) of the Transferors' Disclosure Letter, all Transferor Intellectual Property will be fully transferable, alienable or licensable by Transferee without restriction and without payment of any kind to any third party.

(g)

Except as set forth in Section 3.11(g) of the Transferors' Disclosure Letter, to the extent that any Technology has been developed or created by a third party for Astral, Astral has a written agreement with such third party with respect thereto and Astral thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property Rights in such Technology by operation of law or by valid assignment.

(h)

Except as set forth on Section 3.11(h) of the Transferors' Disclosure Letter and with exception of software obtained pursuant to "shrink-wrap" or similar widely-available commercial end-user licenses, all Technology used in or necessary to the conduct of Astral's business as presently conducted or currently contemplated to be conducted by Transferors was written and/or created solely by either (i) employees of Astral acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Astral, and no third party owns or has any rights to any of Transferor Intellectual Property.

(i)

Except as set forth in Section 3.11(i) of the Transferors' Disclosure Letter, all employees and consultants of Astral have entered into a valid and binding written agreement with Astral sufficient to vest title in Astral of all Technology, including all accompanying Intellectual Property Rights, created by such employee or consultant in the scope of his or her services or employment for Astral.

(j)

Transferors have taken all steps that are reasonably required to protect Astral's rights in confidential information and trade secrets of Astral or provided by any other person to Astral. Without limiting the foregoing, each Transferor has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form(s) attached hereto as Section 3.11(j) of the Transferors' Disclosure Letter, and all current and former employees, consultants and contractors of each Transferor have executed such an agreement.

(k)

No Person who has licensed Technology or Intellectual Property Rights to Astral has ownership rights or license rights to improvements made by Astral in such Technology or Intellectual Property Rights.

(l)

Except as set forth in Section 3.11(l) of the Transferors' Disclosure Letter, Transferors have not transferred ownership of, or granted any exclusive or non-exclusive license of or right to use, or authorized the retention of any exclusive or non-exclusive rights to use or joint ownership of, or given any covenant not to sue with respect to, any Technology or Intellectual Property Right that is or was Transferor Intellectual Property, to any other Person.

(m)

Other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses and outbound "shrink-wrap" licenses in the form set forth on Section 3.11(m)(A) of the Transferors' Disclosure Letter, the contracts, licenses and agreements listed in Section 3.11(m)(A) of the Transferors' Disclosure Letter lists all contracts, licenses (whether in-bound or out-bound) and agreements to which Astral is a party, or pursuant to which Astral has obtained or granted licenses or rights, with respect to any Technology or Intellectual Property Rights. Except as set forth in Section 3.11(m)(B) of the Transferors' Disclosure Letter, neither Transferor is in breach of, nor has any Transferor failed to perform under, any of the foregoing contracts, licenses or agreements and, to Transferors' knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(n)

Section 3.11(n) of the Transferors' Disclosure Letter lists all material contracts, licenses and agreements between Transferors and any other person wherein or whereby any Transferor has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Astral or such other Person of the Intellectual Property Rights of any Person other than Transferors.

(o)

Except as set forth in Section 3.11(o) of the Transferors' Disclosure Letter, to the knowledge of Transferors, there are no contracts, licenses or agreements between Transferors and any other person with respect to Transferor Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Transferors thereunder.

(p)

To Transferors' knowledge, the operation of the business of Astral as currently conducted or as contemplated to be conducted by Transferors does not and will not when conducted by MultiCell and/or Transferee in substantially the same manner following the Closing misappropriate any Technology or Intellectual Property Right of any Person or violate any right of any Person (including any right to privacy or publicity), and Transferors have not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Transferors infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does any Transferor have knowledge of any basis therefor).

	(q)	To Transferors' knowledge, no Person is infringing or misappropriating any Transferor Intellectual Property Right.
(r)

No Transferor Intellectual Property or service of Transferors is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Transferors or may affect the validity, use or enforceability of such Transferor Intellectual Property.

(s)

Except as set forth on Section 3.11(s) of the Transferors' Disclosure Letter, the Transferor Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of Astral as currently conducted.

(t)

Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Transferee, by operation of law or otherwise, of any contracts or agreements to which any Transferor is a party, will result in (i) either MultiCell's or the Transferee's granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them prior to the Closing, or (ii) either the MultiCell's or the Transferee's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) except as set forth on Section 3.11(t) of the Transferors' Disclosure Letter, either MultiCell's or the Transferee's being obligated to pay any royalties or other amounts to any third party in excess of those payable by MultiCell or Transferee, respectively, prior to the Closing.

(u)

Except as set forth in Section 3.11(u) of the Transferors' Disclosure Letter, there are no royalties, fees, honoraria or other payments payable by any Transferor to any person or entity by reason of the ownership, development, use, license, sale or disposition of Transferor Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

3.12	Contracts.
(a)

Section 3.12(a) of the Transferors' Disclosure Letter lists all of the written or oral contracts, agreements, commitments and other arrangements under which Astral is obligated or by which Astral, any Contributed Assets, or any Transferor Intellectual Property, or any of the assets used in the Business is bound, or under which Astral has, directly or indirectly, obtained or granted any licenses or rights to any Transferor Intellectual Property (including all in-bound and out-bound licenses), in each case that is material to the Business (the "Contracts"). Transferors have delivered to MultiCell and Transferee a correct and complete copy of each written agreement (as amended to date) listed in Section 3.11 of the Transferors' Disclosure Letter and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.11 of the Transferors' Disclosure Letter.

(b)

Each Contract is the valid and legally binding obligation of Astral, is in full force and effect, and enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief as other equitable remedies. Except as set forth on Section 3.12(b) of the Transferors' Disclosure Letter, Transferors are in compliance with and have not breached, violated or defaulted under, or received notice that either Transferor has breached, violated or defaulted under, any of the terms or conditions of any Contract, nor do the Transferors have any knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. The Transferors are not in default thereunder, nor to the knowledge of the Company, is any party obligated to the Transferors pursuant to any such Contract in default thereunder. Except as set forth on Section 3.12(b) of the Transferors' Disclosure Letter, following the Closing, MultiCell and Transferee will be permitted to exercise all of the Transferors' rights under the Contracts without the payment of any additional amounts or consideration.

3.13	Power of Attorney. There are no outstanding powers of attorney executed on behalf of Astral, except for powers of attorney granted to prosecute intellectual property in foreign jurisdictions.
3.14

Litigation. Section 3.14 of Transferors' Disclosure Letter sets forth each instance in which Astral, any of the Contributed Assets, any transferred Intellectual Property or any of the Transferor's other assets used in the Business (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been, or, to the knowledge of Transferors, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the knowledge of Transferors, there are no facts or circumstances that would form the reasonable basis of any claim against either Transferor which could adversely affect the Business or the Contributed Assets or either Transferor's ability to consummate the transactions contemplated hereunder.

3.15

Restrictions on Business Activities. Except as set forth in Section 3.15 of the Transferors' Disclosure Letter, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which any Transferor is a party or which is otherwise binding upon any Transferor which has the effect of prohibiting or restricting any business or any acquisition of property (tangible or intangible) by such Transferors. Without limiting the foregoing, Transferors have not entered into any agreement under which any Transferor is restricted from selling, licensing or otherwise distributing any of its technology (including any Transferor Intellectual Property) or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, or in any segment of the market.

3.16

Product Warranty. The technologies or products licensed, sold, leased, and delivered and all services provided by Transferors have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Transferors have no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, other than in the ordinary course of business in an aggregate amount not exceeding $10,000.

3.17

Guaranties; Indemnities. Except as set forth in Section 3.17 of the Transferors' Disclosure Letter, Astral is not a guarantor or indemnitor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

3.18

Employee Matters and Benefit Plans. Astral has never had, and does not currently have, an Employee Plan. "Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by any Transferor or any Affiliate for the benefit of any employee of Astral, or with respect to which any Transferor or any Affiliate has or may have any liability or obligation with respect to Astral.

3.19

Environment, Health, and Safety. To Astral's knowledge, Astral is in compliance with all Environmental Laws applicable to it or the Business or Contributed Assets and to Alliance's knowledge, Alliance is in compliance with all Environmental Laws applicable to the Business or Contributed Assets. "Environmental Laws" are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other governmental authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

(a)

Hazardous Materials Activities. To each Transferor's knowledge, each Transferor has conducted all Hazardous Material Activities relating to the Business in compliance in all material respects with all applicable Environmental Laws. Except as set forth in Section 3.19(a) of the Transferors' Disclosure Letter, the Hazardous Materials Activities of each Transferor related to the Business prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(b)

Permits. Section 3.19(b) of the Transferors' Disclosure Letter accurately describes all of the Environmental Permits currently held by any Transferor related to the Business and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of each Transferor relating to the Business as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. Each Transferor has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To Transferors' knowledge, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which any Transferor is bound as a condition to the performance and enforcement of this Agreement, have been obtained or will be obtained prior to the Closing at no cost to MultiCell or Transferee.

(c)

Offsite Hazardous Material Disposal. Each Transferor has directly transferred or released Hazardous Materials related to the Business only to those Disposal Sites set forth in Section 3.19(c) of the Transferors' Disclosure Letter; and no action, proceeding, liability or claim is pending or, to Transferors' knowledge, is threatened against any Disposal Site or against any Transferor with respect to any transfer or release of Hazardous Materials relating to the Business to a Disposal Site which could reasonably be expected to subject any Transferor to liability.

(d)

Environmental Liabilities. Except as set forth in Section 3.19(d) of the Transferors' Disclosure Letter, Transferors are not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a Transferor Material Adverse Effect.

(e)

Reports and Records. Transferors have delivered to MultiCell and Transferee or made available for inspection by MultiCell and Transferee and their agents, representatives and employees all records in Transferors' possession concerning the Hazardous Materials Activities of Transferors relating to the Business and Contributed Assets and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of Transferors. Transferors have complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.20

No Adverse Developments. There is no development (exclusive of general economic factors affecting the Business) or, to the Transferors' knowledge, threatened development affecting Transferors (or affecting customers, suppliers, employees, and other Persons which have relationships with Transferors) that (i) is having or is reasonably likely to have a Transferor Material Adverse Effect, or (ii) would prevent Transferee from conducting the Business following the Closing in the manner in which it was conducted by Transferors prior to the Closing.

3.21

Complete Copies of Materials. Transferors have delivered or made available true and complete copies of each document (or summaries of same) that has been requested by MultiCell, Transferee, or their counsel.

3.22	Broker's Fees. Transferors have no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement.
3.23

Board Approval. The Board of Directors of Transferor and the stockholder of Astral have unanimously (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of such Transferor and is on terms that are fair to such stockholders, and (iii) recommended that the stockholder of Astral approve this Agreement and the transactions contemplated hereby.

3.24	Consideration. The consideration received by the Transferors in connection with the transactions contemplated hereby constitutes reasonably equivalent consideration for the Contributed Assets.
3.25

Full Disclosure. No representation or warranty in this Article III or in any document delivered by any Transferor or any Transferors' Representatives pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to MultiCell or Transferee pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading. Transferors have delivered to MultiCell and Transferee true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Transferors' Disclosure Letter.

3.26

No Registration. Alliance understands that the Transferee Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Alliance's representations as expressed herein or otherwise made pursuant hereto.

3.27

Investment Intent. Alliance is acquiring the Transferee Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that Alliance has no present intention of selling, granting any participation in, or otherwise distributing the same. Alliance further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Transferee Shares.

3.28

Investment Experience. Alliance has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Transferee and acknowledges that Alliance can protect its own interests. Alliance has such knowledge and experience in financial and business matters so that Alliance is capable of evaluating the merits and risks of its investment in Transferee.

3.29

Speculative Nature of Investment. Alliance understands and acknowledges that Transferee has a limited financial and operating history and that an investment in Transferee is highly speculative and involves substantial risks. Alliance can bear the economic risk of Alliance's investment and is able, without impairing Alliance's financial condition, to hold the Transferee Shares for an indefinite period of time and to suffer a complete loss of such Alliance's investment.

3.30

Access to Data. Alliance has had an opportunity to ask questions of, and receive answers from, the officers of Transferee concerning the Agreement, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Agreement and the Ancillary Agreements, as well as Transferee's business, management and financial affairs, which questions were answered to its satisfaction. Alliance believes that it has received all the information Alliance considers necessary or appropriate for deciding whether to acquire the Transferee Shares. Alliance acknowledges that any business plans prepared by Transferee have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. Alliance also acknowledges that it is relying solely on its own counsel and not on any statements or representations of Transferee or its agents for legal advice with respect to this investment or the transactions contemplated by the Agreement and the Ancillary Agreements.

3.31

Accredited Investor. Alliance is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to Transferee such further assurances of such status as may be reasonably requested by Transferee.

3.32	Residency. The principal place of business of Alliance is correctly set forth in Section 10.9.
3.33

Rule 144. Alliance acknowledges that the Transferee Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Alliance is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the shares, the availability of certain current public information about Transferee, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations. Alliance understands that the current public information referred to above is not now available and Transferee has no present plans to make such information available. Alliance acknowledges and understands that notwithstanding any obligation under any other agreement, Transferee may not be satisfying the current public information requirement of Rule 144 at the time Alliance wishes to sell the Transferee Shares and that, in such event, Alliance may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied. Alliance acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Transferee Shares. Alliance understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

3.34

No Public Market. Alliance understands and acknowledges that no public market now exists for any of the securities issued by Transferee and that Transferee has made no assurances that a public market will ever exist for the Transferee's securities.

3.35

Tax Advisors. Each Transferor has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreement. With respect to such matters, each Transferor is relying solely on such advisors and not on any statements or representations of Transferee or any of its agents, written or oral. Each Transferor understands that it (and not Transferee or MultiCell) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreement and the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MULTICELL AND TRANSFEREE

          Subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by MultiCell to Transferor (the "MultiCell Disclosure Letter"), each of MultiCell and Transferee, jointly and severally, hereby represents and warrants to Transferor that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

4.1

Organization, Qualification, and Corporate Power. MultiCell and Transferee are each corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware. MultiCell and Transferee are duly authorized to conduct business and are in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Transferee Material Adverse Effect. MultiCell and Transferee have full corporate power and authority, and have all necessary licenses and permits (other than licenses or permits the failure of which to possess would not result in a Transferee Material Adverse Effect), to carry on the businesses in which they are engaged and to own and use the properties owned and used by them. Transferee is a newly formed corporation, formed for the sole purpose of entering into this Agreement and effecting the transactions contemplated hereby. Immediately prior to the Closing, Transferee will not have any assets or liabilities, nor will it have entered into any agreement or arrangement with any third party.

4.2

Authorization. MultiCell and Transferee have full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are parties, and to consummate the transactions contemplated hereunder and to perform their obligations hereunder, and no other proceedings on the part of MultiCell or Transferee are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are parties. This Agreement and the Ancillary Agreements to which they are parties and the transactions contemplated hereby and thereby have been approved by the Board of Directors of each of MultiCell and Transferee. The consummation of the transactions contemplated hereby does not require the approval or consent of the stockholders of MultiCell or Transferee. This Agreement and the Ancillary Agreements to which they are parties constitute the valid and legally binding obligations of MultiCell and/or Transferee, enforceable against MultiCell and/or Transferee, as the case may be, in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3	Capitalization.
(a)

The authorized capital stock of Transferee consists of 2,000,000 shares of Common Stock, $0.001 par value, of which 510,000 shares are issued and outstanding. All of the outstanding shares of Transferee's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of Transferee's capital stock are owned by MultiCell.

(b)

The Transferee Shares, when issued, will be duly authorized, validly issued, fully paid, non-assessable. Subject to the truth and accuracy of the representations and warranties of the Transferors, Transferee shall issue the Transferee Shares in a transaction exempt from registration pursuant to the Securities Act and such shares shall not be legended except for such legends as may be required: (a) with respect to applicable laws, or (b) under the Series A Documents (as defined below).

(c)

Other than the transactions contemplated by the Series A Documents, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Transferee is a party or by which it is bound obligating Transferee to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Transferee or obligating Transferee to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Transferee.

4.4

No Conflicts. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which MultiCell or Transferee is subject, (B) violate or conflict with any provision of the charters or bylaws of MultiCell or Transferee, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which MultiCell or Transferee is a party or by which either is bound or to which any of their assets is subject which has been filed as an exhibit to the MultiCell SEC Reports, other than any of the foregoing which would not in the aggregate have a Transferee Material Adverse Effect or adversely affect the ability of MultiCell to consummate the transactions contemplated hereby.

4.5

Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with MultiCell, is required by or with respect to MultiCell or Transferee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (ii) any applicable filings required under the HSR Act and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings in which the failure of which to obtain would not in the aggregate have a Transferee Material Adverse Effect on Transferee or MultiCell or adversely affect the ability of Transferee or MultiCell to consummate the transactions contemplated hereby.

4.6

Brokers' Fees. Neither Transferee nor MultiCell has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.7

Full Disclosure. No representation or warranty in this Article IV or in any document delivered by MultiCell, Transferee, or any of MultiCell or Transferee's representatives pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Transferors pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading. MultiCell and Transferee have delivered to Transferors true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the MultiCell Disclosure Letter.

ARTICLE V

OTHER AGREEMENTS AND COVENANTS
5.1

Confidentiality. Each of the Parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a Party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the disclosing Party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such Party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the Parties hereto. In this regard, Transferors acknowledge, and shall require employees and agents of Transferors to acknowledge, that MultiCell's common stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, Transferors acknowledge and agree, and shall require employees and agents of Transferors to acknowledge and agree, not to engage in any transactions in MultiCell's capital stock in violation of applicable insider trading and securities laws. In this regard, Transferee and MultiCell acknowledge, and shall require employees and agents of each of them to acknowledge, that Alliance's common stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, each of Transferee and MultiCell acknowledge and agree, and shall require employees and agents of each of them to acknowledge and agree, not to engage in any transactions in Alliance's capital stock in violation of applicable insider trading and securities laws.

5.2

Additional Documents and Further Assurances. Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

5.3

Employees of Astral. Prior to the Closing, Transferee shall make an offer of employment to each of Dan Smith and Bill Phillips. The terms of any such employment shall commence and be effective upon Closing.

5.4

Reasonable Cooperation of Transferee. MultiCell and Transferee shall cooperate with Transferors to the extent reasonable with Transferors' efforts to obtain any third party consents, waivers and releases set forth on Schedule 6.1(e) hereof; provided, however, that this Section 5.4 shall not obligate MultiCell or Transferee (in the aggregate) to incur any additional expense or liability.

5.5

Agreement to Perform. From and after the Closing, Transferors shall promptly pay to Transferee when received all monies received by Transferors under any Contributed Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset hereunder, and Transferee shall promptly pay, perform and discharge when due all Assumed Liabilities.

5.6

MultiCell's Agreement to Perform. MultiCell hereby covenants and agrees to pay directly or through Transferee any amounts necessary to satisfy any Assumed Liability; provided, however, that none of the proceeds from MultiCell's purchase of Series A Preferred Stock of Transferee may be used for that purpose.

5.7	Responsibility for Taxes and Tax Returns.
(a)

Subject to Section 5.7(c) below, Transferors will be responsible for the preparation and filing of all Tax Returns of Transferors (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to each Transferor's use or ownership of the Contributed Assets on or prior to the Closing Date. Each Transferor's Tax Returns, to the extent they relate to the Contributed Assets, shall be true, complete and correct and prepared in accordance with applicable law. Notwithstanding anything to the contrary, each Transferor will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Contributed Assets.

(b)

Transferee will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Transferee's ownership or use of the Contributed Assets attributable to taxable periods (or portions thereof) commencing after the Closing Date. Transferee's Tax Returns, to the extent they relate to the Contributed Assets, shall be true, complete and correct and prepared in accordance with applicable law in all respects. Transferee will make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Contributed Assets.

(c)

In the case of any real or personal property taxes (or other similar Taxes) attributable to the Contributed Assets for which Taxes are reported on a Tax Return covering a period commencing before the Closing and ending thereafter (a "Straddle Period Tax"), any such Straddle Period Taxes shall be prorated between Transferee, on the one hand, and Transferors, on the other hand, on a per diem basis. The party required by law to pay any such Straddle Period Tax (the "Paying Party") shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the "Non-Paying Party") with notice of payment, and within 10 days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party's share of such Straddle Period Taxes.

(d)

Cooperation. To the extent relevant to the Contributed Assets, each Party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes (including records and information with respect to the Tax basis of the Contributed Assets). Transferors shall retain all documents, including prior years' Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Transferors of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Closing without the prior written consent of MultiCell or Transferee.

5.8

Board of Directors. Effective immediately after Closing, the authorized number of directors of the Board of Directors of Transferee shall be three (3) and shall consist of: (i) one (1) director designated by MultiCell, who shall initially be W. Gerald Newmin, (ii) one (1) director designated by Alliance, who shall initially be Duane Roth, and (iii) Transferee's Chief Executive Officer, who shall initially be Stephen M. Chang.

5.9

Transferee Series A Financing. Immediately after the Closing, Transferee shall enter into a Series A Preferred Stock Purchase Agreement (along with all Exhibits thereto, the "Series A Documents"), in substantially the form attached hereto as Exhibit C with MultiCell, pursuant to which, among other things, Transferee shall sell and issue 500,000 shares of Transferee's Series A Preferred Stock to MultiCell (the "Series A Financing"). The proceeds of the sale of Transferee Series A Preferred Stock will be used to fund Transferee's working capital and Transferee shall not use such proceeds to repay or otherwise settle any Assumed Liability. Each of Transferors, MultiCell and Transferee consent to the transactions contemplated by the Series A Financing, including, among other things, the filing of the Amended and Restated Certificate of Incorporation of Transferee and the issuance by Transferee of shares of Series A Preferred Stock to MultiCell following the Closing. Each Party agrees to execute and deliver all Series A Documents, as applicable, and do all such other acts and things as may be necessary to more fully effectuate the Series A Financing.

ARTICLE VI

CONDITIONS TO THE CLOSING
6.1

Conditions to MultiCell's and Transferee's Obligation to Close. The obligations of MultiCell and Transferee hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived in writing by MultiCell):

(a)

Representations and Warranties. The representations and warranties of Transferor set forth in Article III that are qualified as to materiality or Transferor Material Adverse Effect, or in Sections 3.1, 3.2 or 3.3, shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date).

(b)

Covenants. Transferors shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Transferors on or prior to the Closing.

(c)

Certificates. The Presidents of each Transferor shall have delivered to MultiCell a certificate to the effect that each of the conditions specified above in Section 6.1(a) to 6.1(c) (inclusive) is satisfied in all respects.

(d)

Required Consents, Waivers and Releases. Transferee or MultiCell shall have been furnished with evidence satisfactory to them that each Transferor has obtained the consents, approvals, waivers and release of claims against Transferee and MultiCell set forth in Schedule 6.1(e) attached hereto.

(e)

Standard Employee Agreements. Dan Smith and Bill Phillips shall have executed and delivered to Transferee the standard form of At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement of Transferee in substantially the form attached hereto as Exhibit B, and such agreements shall be in full force and effect.

(f)

Secretary's Certificate. Astral shall have delivered to MultiCell and Transferee (i) Astral's Certificate of Incorporation as amended and in effect as of the Closing, certified as filed with the Delaware Secretary of State, and (ii) Astral's Bylaws as amended and in effect as of the Closing, certified by Astral's Secretary.

6.2

Conditions to Transferors' Obligations. The obligations of Transferors hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be in writing waived by Alliance):

(a)

Representations and Warranties. The representations and warranties of MultiCell and Transferee set forth in Article IV that are qualified as to materiality or Transferee Material Adverse Effect, or in Sections 4.1, 4.2 or 4.3 shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date).

(b)

Covenants. MultiCell and Transferee shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c)

Certificate. The Chief Executive Officer of MultiCell shall have delivered to Transferors a certificate to the effect that each of the conditions specified above in Section 6.2(a) and 6.2(b) is satisfied in all respects.

(d)

Secretary's Certificate. Transferee shall have delivered to Transferors (i) Transferee's Certificate of Incorporation as amended and in effect as of the Closing, certified as filed with the Delaware Secretary of State and (ii) Transferee's Bylaws as amended and in effect as of the Closing, certified by Transferee's Secretary.

6.3

Conditions to Obligations of Each Party to Close. The obligations of each Party hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived in writing by MultiCell and Alliance):

(a)

No Actions. No action, suit, or proceeding shall be threatened or pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) result in a Transferor Material Adverse Effect.

	(b)	Governmental Authorizations. The Parties shall have received all authorizations, consents and approvals of Governmental Bodies set forth in Section 3.6 of the Transferors' Disclosure Letter.
(c)

Securities Exemptions. The Parties shall be reasonably satisfied that the issuance of the Transferee Shares shall: (a) be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"); and (b) be exempt from the registration and/or qualification requirements of all applicable state "blue sky" securities laws.

	(d)	Lender Committee Approval. Alliance shall have received the approval of its lender committee to transfer the Contributed Assets.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION
7.1

Survival of Representations and Warranties. All representations and warranties set forth in this Agreement, the Transferors' Disclosure Letter, the MultiCell Disclosure Letter or in any certificate or instrument delivered pursuant to this Agreement, shall survive the Closing for a period ending on the one (1) year anniversary of the Closing, and no claim or action shall be brought hereunder for breach of a representation or warranty after such one (1) year anniversary. The covenants and other agreements set forth in this Agreement shall terminate at the Closing, except for covenants and other agreements which by their terms contemplate or require performance following the Closing, each of which shall survive without limitation until complete performance of the terms thereof.

7.2

Indemnity of MultiCell and Transferee. Subject to the limitations set forth in this Section 7.2, Transferors shall defend, indemnify and hold harmless, jointly and severally, MultiCell and Transferee and any successors thereto from and against any and all claims, losses, liabilities, damages, deficiencies, costs, expenses (including reasonable attorneys' fees and expenses of investigation) (hereinafter individually a "Loss" and collectively "Losses") arising out of, or resulting from, or incurred with respect to, any and all Excluded Liabilities.

7.3

Indemnity of Transferors. Subject to the limitations set forth in this Section 7.3, MultiCell and Transferee shall defend, indemnify and hold harmless, jointly and severally, each Transferor and any successors thereto from and against (a) any and all Losses arising out of, or resulting from, or incurred with respect to, any and all Assumed Liabilities, and (b) Losses in an aggregate amount not to exceed $200,000 arising out of, or resulting from, or incurred with respect to, that certain Research Agreement dated October 1, 2001 by and between the Curators of the University of Missouri and Astral.

7.4

Indemnification of Third-Party Claims. The following provisions shall apply to any claim subject to indemnification which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any government entity:

(a)

Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") written notice of any such claim, and the Indemnifying Party will undertake and pay for the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article VIII, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnifying Party shall not settle any such claim without the written consent of the Indemnified Party. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such claim, and shall in other respects give reasonable cooperation in such defense.

(b)

Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such claim, fails to defend such claim actively and in good faith, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such claim or consent to the entry of a judgment with respect to such claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

ARTICLE VIII

MISCELLANEOUS
8.1

Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of MultiCell and Alliance; provided, however, that (a) either MultiCell or Alliance may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case MultiCell or Alliance, as the case may be, will use its reasonable efforts to advise the other party prior to making the disclosure) and (b) Transferors may correspond with third parties in writings in form and substance reasonably satisfactory to MultiCell and Alliance with respect to obtaining consents from such parties pursuant to Sections 5.4 and 6.1(e).

8.2

No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns, other than as specifically set forth herein.

8.3

Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof and thereof.

8.4	Amendment. This Agreement may not be amended except by a written agreement executed by all Parties.
8.5

Waivers. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.6

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

8.7	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
8.8	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.9

Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by certified or registered first class mail, postage prepaid, return receipt requested, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by certified or registered first class mail, postage prepaid, return receipt requested and shall be addressed to the intended recipient as set forth below:

	If to MultiCell:		MultiCell Technologies, Inc. 01 George Washington Highway Lincoln, Rhode Island 02865 Attention: W. Gerald Newmin Facsimile: (401) 333-0659
	Copy to:		Wilson Sonsini Goodrich & Rosati, Professional Corporation 12235 El Camino Real, Suite 200 San Diego, California 92130 Attention: Martin J. Waters, Esq. Facsimile: (858) 350-2399
	If to Transferee:		Astral Therapeutics, Inc. 701 George Washington Highway Lincoln, Rhode Island 02865 Attention: W. Gerald Newmin Facsimile: (401) 333-0659
	Copy to:		Wilson Sonsini Goodrich & Rosati, Professional Corporation 12235 El Camino Real, Suite 200 San Diego, California 92130 Attention: Martin J. Waters, Esq. Facsimile: (858) 350-2399
	If to Alliance:		Alliance Pharmaceutical Corp. 4660 La Jolla Village Drive, Suite 825 San Diego, California 92122 Attention: Duane J. Roth Facsimile: (858) 410-5201
	If to Astral:		Astral, Inc. 4660 La Jolla Village Drive, Suite 825 San Diego, California 92122 Attention: Duane J. Roth Facsimile: (858) 410-5201
	Copy to:		Foley & Lardner LLP 402 W. Broadway, Suite 2300 San Diego, California 92101 Attention: Kenneth D. Polin Facsimile: (619) 234-3510

          Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties seven (7) days' advance written notice to the other Parties pursuant to the provisions above.

8.10

Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

8.11

Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement (other than matters subject to arbitration pursuant to the terms of this Agreement or the other agreements delivered by the Parties pursuant hereto) shall be solely and exclusively resolved by a court of competent jurisdiction in the State of California. The Parties hereby consent to the jurisdiction of the courts of the State of California and the United States District Courts of the Southern District of California and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

8.12

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.13	Expenses. Each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
8.14

Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

8.15

Attorneys' Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

8.16

Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

8.17	Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.

MultiCell:			MULTICELL TECHNOLOGIES, INC.
By: ___________________________________
Name: ________________________________
Title: _________________________________

Transferee:			ASTRAL THERAPEUTICS, INC.
By: ___________________________________
Name: ________________________________
Title: _________________________________

Alliance:			ALLIANCE PHARMACEUTICAL CORP.
By: ___________________________________
Name: ________________________________
Title: _________________________________

Astral:			ASTRAL, INC.
By: ___________________________________
Name: ________________________________
Title: _________________________________

SIGNATURE PAGE TO ASSET CONTRIBUTION AGREEMENT

Exhibit A
Form of Guaranty Agreement

Exhibit B
Form of At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement of Transferee

Exhibit C
Form of Series A Preferred Stock Purchase Agreement of Transferee, including Exhibits thereto